U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

January 19, 2018

VIA EDGAR TRANSMISSION

United States Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:  The Tocqueville Trust (the “Trust”)
  1933 Act Registration File No. 033-08746
1940 Act Registration File No. 811-04840

Dear Sir or Madam:

Attached please find an amended Form N-SAR for the period ended October 31, 2017. This amended Form N SAR is being filed to include the independent registered public accounting firm’s report on internal controls, which was inadvertently omitted from the registrant’s initial Form N SAR filing.

If you have any questions or require further information, please contact Adam Smith at (414) 765 6115 or adam.smith6@usbank.com.

Sincerely,

/s/ Adam W. Smith

Adam W. Smith, Esq.
Assistant Vice President